Exhibit 21

                      SUBSIDIARY AND PRINCIPAL INVESTMENTS


Subsidiaries*

Zarlink Semiconductor (U.S.) Inc.
U.S.A.

Zarlink Semiconductor V.N. Inc.
U.S.A.

Zarlink Semiconductor Limited
Great Britain

Zarlink Semiconductor AB
Sweden

Zarlink Semiconductor SA
(France)

Zarlink Semiconductor GmbH
(Germany)

Zarlink Semiconductor XIC B.V.
(Netherlands)

Zarlink Semiconductor (Asia) Pte. Ltd.
(Singapore)

Zarlink Semiconductor Japan KK
(Japan)

Zarlink Semiconductor (Barbados) Ltd.
Barbados

* All subsidiaries are 100% owned, directly or indirectly, by Zarlink Semiconductor Inc.